Exhibit 10.34


                    SOUVENIR AND GIFT CONCESSIONS AGREEMENT

         THIS SOUVENIR AND GIFT CONCESSIONS AGREEMENT ("Agreement") made as of August 1, 1997, by and between COLONIAL DOWNS, L.P., a Virginia limited partnership, and STANSLEY RACING CORP., a Virginia corporation (collectively, "Licensor"), and COLONIAL GIFTS AND SPORTSWEAR, INC., a Virginia corporation with its principal place of business in Providence Forge, Virginia ("Licensee").

                                  WITNESSETH:

         WHEREAS, Colonial Downs, L.P. holds a license from the Virginia Racing Commission (the "Commission") to own a pari-mutuel horse racing facility in New Kent County, Virginia (the "Racetrack"); and,

         WHEREAS, Stansley Racing Corp. holds a license from the Commission to operate the Racetrack; and,

         WHEREAS, Colonial Downs, L.P. and Stansley Racing Corp. hold licenses to own and operate, respectively, satellite pari-mutuel wagering facilities ("SWFs") in Chesapeake and Richmond, Virginia; and,

         WHEREAS, Colonial Downs, L.P. and Stansley Racing Corp. intend to apply to the Commission for licenses to own and operate, respectively, throughout Virginia the maximum number of SWFs permitted by law;

         WHEREAS, Licensor presently has the exclusive right and use of all service marks, trademarks, and tradenames used and developed for its business subject to the terms and conditions of a Coexistence Agreement, dated as of July 3, 1997, between Chesapeake Corporation and Colonial Downs, L.P.("Colonial Marks");

         WHEREAS, Licensee is in the business of supplying and selling insignia souvenirs, sportswear, gifts and other novelty items, including, but not limited to, those items listed on Exhibit A attached hereto and made a part hereof (the "Souvenir Items");

         WHEREAS, Licensor desires to grant to Licensee certain rights to supply and sell the Souvenir Items, with or without the Colonial Marks, at the Racetrack and at any and all of the SWFs, whether existing now or in the future (the "Premises"), on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, prior to the date hereof Licensee has been selling Souvenir Items at SWFs located in Chesapeake and Richmond, Virginia.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties, intending to be legally bound, do hereby agree as follows:

                                  I.  PURPOSES

1.1 The purposes of this Agreement are (a) to grant Licensee the exclusive right to use the Colonial Marks on the Souvenir Items for sale at the Premises and all non-Premises sales locations, by whatever method of sales, as may be selected by Licensee; and, (b) to memorialize and establish the respective rights and obligations of Licensor and Licensee in the sale of the Souvenir Items at the Premises, and such other non-Premises sales locations as may be selected by Licensee from time to time and not objected to by Licensor.

                                   II.  TERM

2.1 This Agreement shall be effective as of the date hereof and shall continue thereafter in effect for five (5) years from such date, unless this Agreement is terminated earlier pursuant to the provisions of
         Article X hereof. Licensor shall have the right commencing ninety (90) days prior to the expiration of the term and ending sixty (60) days thereafter to acquire all of Licensee's right, title, and interest hereunder together with any good will and intellectual property developed by the Licensee for a termination fee equal to the sum of (i) Licensee's inventory and equipment on hand valued at Licensee's costs less depreciation and (ii) good will as calculated by the mutual agreement of the parties (such sum, the "Termination Fee"). Such fee shall be payable in cash within sixty (60) days of the expiration of this Agreement. In the event Licensor elects not to exercise the foregoing option, Licensee shall have the right, but not the obligation, to continue this Agreement in full force and effect for two
         (2) additional years after the expiration of the original term. If the Agreement is so extended, commencing sixty (60) days prior to the expiration of the extended term and until the expiration of this Agreement, Licensor shall again have the option to acquire Licensee's business for the Termination Fee.

2.2 Upon the termination or expiration of this Agreement, Licensee shall immediately vacate the Premises in as good order and condition as the same shall, or should have been put by Licensee, in compliance with the terms and provisions hereof, reasonable use and natural wear and tear or unavoidable casualty excepted. Upon such termination or expiration, if Licensee requests, Licensor shall purchase from Licensee all of the inventory of Souvenir Items customarily maintained and owned by Licensee, at Licensee's cost therefor based upon evidence of such cost satisfactory to Licensor.

              III. USE OF TRADENAMES, TRADEMARKS AND SERVICE MARKS

3.1 In exchange for the consideration set forth herein, Licensor grants to Licensee an exclusive license to use any and all Colonial Marks for the purpose of the sale and distribution of the Souvenir Items, whether existing now or in the future, which Licensor has developed or will develop for use in connection with the operation of its business at the Premises. Such license shall continue for the term of this Agreement.

               IV.  RESPONSIBILITIES AND OBLIGATIONS OF LICENSOR

4.1 Licensor shall provide to Licensee a designated area at the Premises, reasonable in size and location to Licensee, for the purpose of selling Souvenir Items, and only Souvenir Items, to the public. Licensee acknowledges that the area provided as of the date hereof at the Chesapeake and Richmond SWFs are reasonable in size and location. When live racing is not conducted at the Racetrack and Licensee elects not to open the gift shop at the Racetrack, Licensor shall provide alternative space similar to that provided at the SWFs for the sale of the Souvenir Items and such alternative space shall be treated as Premises located at a SWF for purposes of this Agreement.

4.2 Licensor shall be responsible for all expenses related to providing space for the sale of Souvenir Items at the Premises and certain other matters set forth in this Section 4.2. Licensor shall also provide, at its expense, the following:

                           a. Licensor shall provide general advertising of the Racetrack and SWFs;

                           b. Licensor shall provide janitorial services for the Premises;

                           c. Licensor shall equip and supply the Premises with shelving, counterspace, display cases and such other equipment reasonably sufficient to satisfy Licensee's needs; (Licensee acknowledges that the equipment provided as of the date hereof at the Chesapeake and Richmond SWFs is reasonably sufficient);

                           d. Licensor shall provide gas, electricity, water, sewerage, and other utilities for the Premises;

                           e. Licensor shall provide an adequate staff of employees to maintain the operations of the Premises for the sale of Souvenir Items at the SWFs only; Licensor shall be responsible for and shall control the conduct, demeanor and appearance of its employees and agents, and upon objection from Licensee concerning the conduct, demeanor or appearance of any such person, shall immediately take all reasonable steps necessary to remove the cause of objection; Licensee acknowledges that such staff shall be engaged simultaneously in other tasks and duties for the Licensor in addition to the provision of services hereunder; and Licensee acknowledges that the staffing provided as of the date hereof at the Chesapeake and Richmond SWFs is sufficient to meet the reasonable demands of patrons for the Souvenir Items;

                           f. Licensor shall make available storage space at the Premises for reasonable quantities of the Souvenir Items but shall have no liability whatsoever for such Souvenir Items;

                           g. Licensor shall continuously operate and staff (at
                           SWFs) the Premises during all hours which the Premises are open for business in accord with the laws of the Commonwealth of Virginia;

                           h. Licensor shall operate the Premises in a careful, safe and proper manner;

                           i. Licensor shall provide liability and workers' compensation insurance for its employees operating the Premises as required by Virginia Law; and

                           j. Licensor shall be responsible for any costs or expenses relating to the repair or replacement of any equipment and Souvenir Items required solely due to the negligence of Licensor or its employees or agents.

                        V.  RESPONSIBILITIES OF LICENSEE

5.1 Commencing on the effective date hereof, Licensee shall be responsible for the selection and supplying of the Souvenir Items to the Premises for public sale. Licensee shall also be responsible for setting the prices at which the Souvenir Items shall be sold at the Premises. Licensee acknowledges that the prices for and quality of the Souvenir Items are important to the preservation of the goodwill of the patrons of the Racetrack and SWFs. Licensee shall make available for sale on the Premises Souvenir Items of the type and quality as are normally offered for sale in other racetracks or sporting facilities in the United States. The prices for such Souvenir Items shall be established by Licensee to be competitive with similar items offered for sale by other racetracks and sporting facilities, taking into consideration the quality of such Souvenir Items and cost to Licensee therefor. If Licensor objects to the type, quality or price of any Souvenir Item, Licensee shall provide Licensor examples of comparable Souvenir Items sold at comparable racetracks or sporting facilities and the prices therefore in order to demonstrate Licensee's compliance with this
         Section 5.1. Licensor may from time to time request Licensee to stock and offer for sale at the Premises Souvenir Items of a type and quality requested by Licensor. To the extent economically feasible and commercially practical, Licensee shall use its best efforts to comply with any such request of Licensor.

5.2 Licensee shall be responsible for any costs or expenses relating to the repair or replacement of any equipment or repair to the Premises required due to the negligence of Licensee or its agents.

5.3 Licensee shall provide Licensor with a monthly accounting of all sales of Souvenir Items at the Racetrack gift shop and all non-Premises locations.

5.4 Licensee shall comply with all of the terms and conditions of the Coexistence Agreement, dated July 3, 1997, between Chesapeake Corporation and Colonial Downs, L.P., a copy of which is attached as Exhibit B, with respect to the Colonial Marks.

5.5 Licensee shall provide an adequate staff of employees to maintain the operations of the Premises for the sale of Souvenir Items at the Racetrack during live race meets and at all other times when the gift store at the Racetrack is open for the business. Licensee shall be responsible for and shall control the conduct, demeanor and appearance of its employees and agents, and upon objection from Licensor concerning the conduct, demeanor or appearance of any such person, shall immediately take call reasonable steps necessary to remove the cause of objection.

5.6 Licensee shall continuously operate and staff the gift shop at the Racetrack during all hours during which the Racetrack is open for live racing in accord with the laws of the Commonwealth of Virginia;

5.7 Licensee shall operate the Premises at the Racetrack in a careful, safe and proper manner;

5.8 Licensee shall provide liability and workers' compensation insurance for its employees operating the Premises at the Racetrack as required by Virginia law;

5.9. Licensee shall retain and pay to the proper taxing authority all amounts due from the sale of the Souvenir Items, provided that such sums attributable sales at the SWFs are paid to it by Licensor pursuant to Section 6.3 hereof.

5.10 Licensee shall permit Licensor to inspect the Premises at the Racetrack at any time.

                                 VI.  ROYALTIES

6.1 From and after the effective date hereof, in consideration of the license granted in Section III hereof and for Licensor's responsibilities as set forth in Section IV hereof, Licensee shall pay to Licensor a royalty on a monthly basis. The amount of royalty to be paid by Licensee shall be based on a percentage of Licensee's Gross Sales at the Premises and all other sites and locations as selected by Licensee as follows:

                  a. ten percent (10%) of Gross Sales derived from sales of Souvenir Items on the Premises; and

                  b. five percent (5%) of Gross Sales derived from sales of Souvenir Items at all other sites and locations as may selected by Licensee.

6.2 "Gross Sales" shall include all monies received by License from the sale of any and all Souvenir Items upon the Premises and elsewhere, less the deduction of State and Federal sales and similar excise taxes, and excluding any returns, refunds or similar credits against Licensee's sales proceeds.

6.3 Since Licensor will be operating the sales of Souvenir Items on the Premises at SWFs and collecting all monies from such sales, Licensor shall retain the royalty set forth in Section 6.1(a) hereof with respect to sales at the SWFs and shall remit the remaining ninety percent (90%) of the Gross Sales to Licensee monthly on or before the tenth (10th) day of each month based on the Gross Sales generated for the immediately preceding month together with all amounts due for State and Federal sales and similar excise taxes. Within twenty (20) days following the end of each calendar quarter, Licensor shall calculate the Gross Sales at the Premises at SWFs for such calendar quarter and, if appropriate, make an adjusting payment to Licensee to the extent required to ensure that the amounts remitted to Licensee are in accordance with this Section 6.3. Licensee and its authorized agents shall have the right to inspect Licensor's records with respect to sales of Souvenir Items to verify the accuracy of payments to Licensee, such inspection to be made at reasonable hours and at reasonable times.

6.4 Licensee shall pay the royalty set forth in Section 6.1(a) with respect to the gift shop at the Racetrack and Section 6.1(b) hereof to Licensor monthly on or before the tenth (10th) day of each month based on the Gross Sales generated for the immediately preceding month. Within twenty (20) days following the end of each calendar quarter, Licensee shall calculate the Gross Sales at the Racetrack and at all non-Premises sales locations for such calendar quarter and, if appropriate, make an adjusting payment to Licensor to the extent required to ensure that the royalties payable to the Licensor are in accordance with Section 6.1(b) hereof.

                            VII.  BOOKS AND RECORDS

7.1 Licensee shall keep and maintain complete and accurate books and records of all of sales and other income from sales of Souvenir Items at the Racetrack and non-Premises sales locations, and shall keep and maintain complete and accurate books and records of all of sales and other income from sales of Souvenir Items at the Premises at SWFs based upon information provided by Licensor, and shall make said books and records available for inspection by Licensor and its authorized agents, and the Commission and its authorized agents at all reasonable hours and at all reasonable times.

7.2 Licensor may, but is not obligated to, cause an audit of Licensee's books and records as necessary to verify the correctness of the amount paid by Licensee to Licensor. Such audit may be conducted not more frequently than annually and shall be at the expense of Licensor. Provided, however, if the audit shows an underpayment to the Licensor of five percent (5%) or more of the amount actually paid, Licensee shall reimburse Licensor for all costs and expenses incidental to such audit, unless such underpayment results from information provided by Licensor.

               VIII.  GENERAL COVENANTS OF LICENSOR AND LICENSEE

8.1 Licensor shall obtain and at all times maintain in full force and effect, at its sole cost and expense, liability insurance covering all aspects of Licensor's operation of the Premises with limits of not less than $1,000,000 for bodily injury for one person, $2,000,000 for any one accident and $300,000 for property damage. Licensee shall be named as an additional insured on such coverage. Licensee shall obtain and at all time maintain in full force and effect similar insurance coverage for the operation of the gift shop at the Racetrack and shall name Licensor as an additional insured on such insurance policies. Upon request, Licensee shall provide Licensor with certificates of insurance evidencing the required coverages and providing for Licensor to be sent all notices of cancellation.

8.2 Licensee shall indemnify and save harmless Licensor and its directors, officers, employees and agents from all third-party demands, claims, causes of action and judgments, and all expenses in connection therewith, resulting from any act or neglect of Licensee, or its employees, agents and contractors on or about the Premises. This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination.

8.3 Licensor shall indemnify and save harmless Licensee and its directors, officers, employees and agents from all third-party demands, claims, causes of action and judgments, and all expenses in connection therewith, resulting from any negligence or willful misconduct of Licensor, or its employees, agents and contractors on or about the Premises. This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination.

                                 IX.  INVENTORY

9.1 Licensee acknowledges that it is responsible for the safekeeping and maintenance of all the Souvenir Items which are displayed or otherwise stored at the Premises for public sale. Each calendar quarter or at such other times as selected by Licensee, Licensee may perform, or have performed on its behalf, a physical inventory and accounting of all Souvenir Items at the Premises. In the event that the results of the physical inventory and accounting indicate that the number of Souvenir Items that were delivered to the Premises for sale do not equal the amount of Souvenir Items which remain on the Premises for sale, or which are otherwise accounted for, Licensee shall so notify Licensor,. and Licensor shall take all reasonable steps necessary to improve the safekeeping and maintenance of the Souvenir Items. In no event, however, shall Licensor be liable to Licensee for the cost of such missing inventory.

                          X.  DEFAULT AND TERMINATION

10.1 This Agreement may be terminated prior to the expiration of the term upon the occurrence of any of the following events:

                  a.       By the written agreement of the parties hereto;

                  b. By Licensor, if Licensee fails to pay any amounts to Licensor within five (5) days following notice from Licensor that such amounts are due; provided, however, that if Licensee fails to pay amounts to Licensor within five (5) days of when due more than twice during any twelve (12) month period, Licensor may terminate this Agreement without further opportunity of Licensee to cure or correct such failure.

                  c. By Licensee, if Licensor fails to pay any amounts to Licensee within five (5) days following notice from Licensee that such amounts are due; provided, however, that if Licensor fails to pay amounts to Licensee within five (5) days of when due more than twice during any twelve (12) month period, Licensee may terminate this Agreement without further opportunity of Licensor to cure or correct such failure.

                  d. By either party, if the other party (1) files or has filed on its behalf or against it a petition under any section or chapter of the Federal Bankruptcy Act, which is not vacated within sixty (60) days, (2) shall become insolvent or unable to pay its debts or meet its obligations, (3) has a receiver or trustee appointed for all or any portion of its assets, which appointment is not vacated within sixty (60) days, or, (4) makes an assignment to or for the benefit of creditors of all or any portion of its assets.

                  e. By either party, if the other party fails to comply with or perform any of the terms, conditions or covenants under this Agreement to be complied with or performed by such party for more than thirty (30) days after written notice of such failure shall have been given to such party, or within such further period as is reasonably required to fully comply with or perform such term, condition or covenant.

                  f. By Licensee, if Colonial Downs, L.P. loses its license from the Commission to own the Racetrack, or, if Stansley Racing Corp. loses its license from the Commission to operate the Racetrack.

                  g. By Licensee, upon ninety (90) days advance written notice to Licensor.

         Written notice of any termination of this Agreement by either party shall be given to the other party in the manner set forth herein, shall be effective on and as of the date notice is given (or such later date as may be set forth therein), and shall specify the reason for such termination. Upon any termination of this Agreement, Licensee and Licensor shall have all rights and obligations as set forth in Section
         2.4 hereof.

                               XI.  MISCELLANEOUS

11.1 Any notices by either party to the other shall be in writing and shall be delivered personally; sent by facsimile, acknowledgment of receipt requested; sent by overnight courier service, return receipt requested; or, deposited in U.S. Mail certified mail, return receipt requested, and addressed as follows:

         To Licensor:               Colonial Downs, L.P
                                    P. O. Box 228
                                    New Kent, Virginia  23124
                                    Facsimile:  804-966-2063
                                    Telephone:  804-966-2477

           with a copy to: James L. Weinberg, Esq.
                                    Hirschler, Fleischer, Weinberg, Cox & Allen
                                    The Federal Reserve Bank Building
                                    701 East Byrd Street
                                    Richmond, Virginia  23219
                                    Facsimile:  804-644-0957
                                    Telephone:  804-771-9527

         To Licensee:               Colonial Gifts and Sportswear, Inc.
                                    c/o Arnold W. Stansley
                                    5700 Telegraph Rd.
                                    Toledo, OH  43612
                                    Facsimile:  419-476-7979
                                    Telephone:  419-476-7751

         with a copy to:            Ronald J. Tice, Esq.
                                    Eastman & Smith Ltd.
                                    P.O. Box 10032
                                    Toledo, OH  43699-0032
                                    Facsimile:  419-241-1777
                                    Telephone:  419-241-6000

         Any party may at any time change the address for notices to it by delivering, as aforesaid, a notice to the other party stating the change and setting forth the changed address. The effective date of any notice shall be the date it is personally delivered, received by telefax or courier, or three (3) days after it is deposited in the U.S. Mail in accordance with the provisions of this Section 11.1.

11.2 Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Licensor and Licensee and, except as specifically set forth herein or otherwise agreed in writing, neither shall have the power or authority to bind or obligate the other.

11.3 This Agreement may not be changed or modified except by another agreement in writing signed by the parties hereto.

11.4 The Section numbers and headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

11.5 This Agreement shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Provided, however, that, subject to the approval of the assignee by the Commission, Licensee may assign its rights and obligations to any affiliated entity controlling, controlled by or under common control with Licensee which is formed for the purposes of providing the services contemplated herein with notice to, but not the consent of, Licensor.

11.6 This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

11.7 The parties acknowledge that Stansley Racing Corp. has been made a party to this Agreement solely because it holds the operator's license for the SWFs located in Chesapeake, Richmond, Hampton, and Brunswick, Virginia, and is expected to apply for SWF licenses for future SWF locations. The parties agree that all obligations of Licensor set forth in this Agreement shall be solely the obligations of Colonial Downs, L.P., except as may specifically relate to the operator's license(s) held by Stansley Racing Corp.

11.8 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings. Acceptance of, or acquiescence in, a course of performance rendered under this Agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings or agreements have been made or relied upon in making of this Agreement other than those specifically set forth herein.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement, by and through their respective duly authorized representatives, on the day and year first above written.

                                          COLONIAL DOWNS, L.P.

                                          By:  STANSLEY RACING CORP.,
                                                 its general partner


                                          By: /s/ Jeffrey P. Jacobs
                                              -------------------------------
                                                   Jeffrey P. Jacobs, CEO


                                          STANSLEY RACING CORP.


                                          By:  /s/ Jeffrey P. Jacobs
                                              -------------------------------
                                                   Jeffrey P. Jacobs, CEO


                                          COLONIAL GIFTS AND SPORTSWEAR, INC.


                                          By:  /s/ Georgia Jean Stansley
                                             --------------------------------
                                          Georgia Jean Stansley, Vice President

                                   EXHIBIT A

                                 Souvenir Items

Clothing
Hats
Pennants
Office Supplies (pens, pencils, paper, paperweights, etc.)
Post Cards
Photobooks
Picture Frames
Jewelry
Watches
Golf Items (tees, balls, club covers, etc.)
Drinking Containers (mugs, glasses, plastic bottles, etc.)
Coolers
Drink Holders
Coasters
Bottle Openers
Corkscrews
Key Chains
Stickers
Magnets
Towels
Napkins
Vases
Calendars

And any and all memorabilia, souvenirs, or goods which may maintain the image of the Colonial Marks.

                                   EXHIBIT B

                             Coexistence Agreement